Exhibit 10.1

HUGHES SUPPLY, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the “Plan”), made effective as of February 5, 2004, by HUGHES SUPPLY, INC., a corporation organized and existing under the laws of the State of Florida (hereinafter referred to as the “Company”).

W I T N E S S E T H:

WHEREAS, the Company has entered into various Supplemental Executive Retirement Plan Agreements (the “Prior Agreements”) with certain of its executives to provide for certain supplemental retirement and disability retirement benefits for those executives; and

WHEREAS, the Company and each executive with whom the Company has a Prior Agreement have agreed to cancel and terminate the Prior Agreements and replace the benefits thereunder with the benefits provided under this Plan, subject to the terms and conditions contained in this Plan.

ARTICLE 1

DEFINITIONS

1.1 “Accelerating Termination” shall have the meaning specified in Section 2.4(b) hereof.

1.2 “Administrative Committee” shall mean the administrative committee appointed by the Compensation Committee pursuant to Section 3.1 to perform the administrative duties specified in Article 3 hereof.

1.3 “Affiliate” shall mean an entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control, with the Company.

1.4 “Average Compensation” shall mean the average of the Compensation paid by the Company and its Affiliates to the Participant for the three full Plan Years of employment with the Company and its Affiliates (or, if the Participant has been employed with the Company and its Affiliates for less than three full Plan Years, the actual number of the Participant’s full Plan Years of employment) that coincides with or immediately precedes the date on which the Participant’s employment with the Company and its Affiliates terminates (or for such other period as the Compensation Committee shall determine).

1.5 “Beneficiary” shall mean the person or persons designated by a Participant, upon such forms as shall be provided by the Company, to receive payments of the Participant’s benefits hereunder, if any, in the event of the Participant’s death. If the Participant shall fail to designate a Beneficiary, or if for any reason such designation shall be ineffective, or if such Beneficiary shall predecease the Participant or die simultaneously with him, then the Participant’s Beneficiary shall be the Participant’s spouse, so long as such spouse shall live, and thereafter to such person or persons including such spouse’s estate as may be appointed under such spouse’s last will and testament making specific reference hereto. If the Participant is not survived by a spouse, or if the Participant’s spouse shall fail to so appoint, then said payments shall be made to the then living children of the Participant, if any, in equal shares, for their joint and survivor lives, and if none, or after their respective joint and survivor lives, any balance thereof to the Participant’s estate as a lump sum payment.

1.6 “Benefit Percentage” shall mean that benefit percentage designated on Exhibit A attached hereto that is applicable to the Participant, based upon the Participant’s status on the date on which the Participant’s employment with the Company and its Affiliates terminates (or on such other date as the Compensation Committee shall determine).

1.7 “Board” shall mean the board of directors of the Company.

1.8 “Cause” shall have the meaning specified in Section 2.4(c)(ii) hereof.

1.9 “Change in Control” shall have the meaning specified in Section 2.4(c)(i) hereof.

1.10 “Change in Control Benefit” shall have the meaning specified in Section 2.4(c)(iv) hereof.

1.11 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.12 “Company” shall mean Hughes Supply Inc., a Florida corporation, and its successors and assigns.

1.13 “Compensation” shall mean the base salary, and any annual cash incentive bonuses approved by the Compensation Committee, that are paid by the Company and its Affiliates to the Participant for a Plan Year. For these purposes, base salary and cash bonus amounts shall be calculated before reduction for compensation deferred pursuant to all qualified, nonqualified and Code Section 125 plans maintained by the Company and its Affiliates.

1.14 “Compensation Committee” shall mean the Compensation Committee of the Board.

1.15 “Death Benefit” shall mean the benefits, if any, payable under this Plan to the Participant’s Beneficiary pursuant to Section 2.3 hereof in the event of the Participant’s death.

1.16 “Disability” shall mean a permanent and total disability such that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months (including any disability resulting from any service in the United States military forces). A Disability shall not be deemed to have been incurred for purposes of this Plan, however, if it is the result of a willful and intentionally self-inflicted injury or was incurred in connection with the willful and intential commission of a felony. All determinations relating to whether a Participant has suffered a Disability shall be made by the Administrative Committee.

1.17 “Disability Retirement Age” shall mean age 65, or such younger age not earlier than age 55 as may be approved for the Participant by the Compensation Committee.

1.18 “Disability Retirement Benefit” shall mean a monthly benefit, commencing on the first day of the month coincident with or next following the date on which a Disabled Participant attains his or her Disability Retirement Age and continuing for 15 years thereafter, equal to the amount, if any, by which (i) one twelfth of the product of the Participant’s Benefit Percentage (determined as of the Participant’s Disability Retirement Age) multiplied by the Disabled Participant’s Average Compensation, exceeds (ii) the amount, if any, of any monthly benefit payable to the Participant for the month in which the Disability Retirement Benefit is paid under any disability insurance paid for by the Company.

1.19 “Disabled Participant” shall mean a Participant whose employment with the Company and its Affiliates terminates by reason of the Participant’s Disability and who continues to suffer from a Disability until his or her Disability Retirement Age.

1.20 “Effective Date” shall mean February 5, 2004.

1.21 “Employee” shall mean any employee of the Company or any of its Affiliates.

1.22 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.23 “Good Reason” shall have the meaning specified in Section 2.4(c)(iii).

1.24 “Normal Retirement Age” shall mean age 65, or such younger age requested by the Participant, that is not earlier than age 55 as may be approved by the Compensation Committee.

1.25 “Normal Retirement Date” shall mean the first day of the calendar month coinciding with or immediately following the later of (i) the date on which the Participant’s employment with the Company and its Affiliates terminates (or such other date as the Compensation Committee shall determine) and (ii) the date on which the Participant attains his or her Normal Retirement Age.

1.26 “Normal Retirement Benefit” means a monthly benefit, commencing on the Participant’s Normal Retirement Date and continuing for 15 years thereafter, equal to one twelfth of the product of the Participant’s Benefit Percentage multiplied by the Participant’s Average Compensation.

1.27 “Participant” shall mean the Chief Executive Officer, the Chairman of the Board, and the Chief Financial Officer of the Company and any other officer of the Company or any Affiliate designated by the Compensation Committee as being eligible to participate in the Plan.

An employee of the Company or an Affiliate shall not be eligible to be a Participant unless he or she is deemed to be among a select group of management or highly compensated employees of the Company or its Affiliates within the meaning of Section 201(2) of ERISA.

1.28 “Plan” shall mean this Hughes Supply, Inc. Supplemental Executive Retirement Plan as herein set forth and as it may be amended from time to time.

1.29 “Plan Year” shall mean the fiscal year of the Company.

1.30 “Trust” shall mean, as to each Participant, the trust created under a separate trust agreement entered into between the Company and Suntrust Bank, as trustee, to fund the Participant’s benefits under this Plan, or such successor trust as the Company may from time to time create for that purpose.

ARTICLE 2

RETIREMENT BENEFITS

2.1 Normal Retirement Benefit. A Participant whose employment with the Company and its Affiliates terminates for any reason, other than by the Company or any of its Affiliates for Cause after the Participant has attained his or her Normal Retirement Age, shall be entitled to receive the Participant’s Normal Retirement Benefit commencing on the Participant’s Normal Retirement Date.

2.2 Disability Retirement Benefit. A Disabled Participant shall be entitled to receive the Participant’s Disability Retirement Benefit commencing on the first day of the calendar month coincident with or next following the date on which the Participant attains his or her Disability Retirement Age.

2.3 Death Benefit.

(a) After Commencement of Payment of Normal Retirement Benefit or Disability Retirement Benefit. If a Participant dies after payment of his or her Normal Retirement Benefit or Disability Retirement Benefit has commenced, but before payment of all Normal Retirement Benefits or Disability Retirement Benefits have been made to the Participant, the Company shall continue to pay the monthly benefits that the Participant would have received during the remainder of the 15 year period if the Participant had survived to the Participant’s Beneficiary, at such times and in such manner as such benefits would have been paid to the Participant if the Participant had survived.

(b) Prior to Commencement of Payment of Normal Retirement Benefit or Disability Retirement Benefit. If a Participant dies while in the employ of the Company or an Affiliate or during any period of continuing Disability that commenced while the Participant was in the employ of the Company or any Affiliate, the Company shall pay to the Participant’s Beneficiary a monthly benefit, commencing on the first day of the second calendar month following the Participant’s death and continuing for 10 years thereafter, equal to one twelfth of the product of the Participant’s Benefit Percentage, determined as if the Participant had died after attaining the later of age 55 or the actual age of the Participant on the date of the Participant’s death, multiplied by the Participant’s Average Compensation.

2.4 Change in Control.

(a) If a Change in Control occurs after payment of a Participant’s Normal Retirement Benefit or Disability Retirement Benefit has commenced but before payment of all of the Participant’s Normal Retirement Benefits or Disability Retirement Benefits have been made, the Company shall pay the Participant a single lump sum payment, within 30 days after the date on which the Change in Control occurs, equal to the present value, determined using a five percent (5%) discount factor per annum, of the remaining benefits payable to the Participant (or his or her Beneficiary) pursuant to this Plan.

(b) If (i) a Change in Control occurs before payment of a Participant’s Normal Retirement Benefit or Disability Retirement Benefit has commenced, and (ii) within two years after the Change in Control has occurred, the Participant either (x) has his or her employment with the Company and its Affiliates terminated by the Company and its Affiliates without Cause, or (y) terminates his or her employment with the Company and its Affiliates for Good Reason (any such termination sometimes being referred to herein as an “Accelerating Termination”) then the Company shall pay the Participant a single lump sum payment, within 30 days after the termination of the Participant’s employment with the Company and its Affiliates, equal to the present value, determined using a five percent (5%) discount factor per annum, of the Change in Control Benefit.

(c) For purposes of this Plan:

(i) A “Change in Control” shall mean an event or series of events by which:

(1) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly (including through ownership of the voting capital stock of an entity owning, directly or indirectly, a majority of the voting capital stock of the Company), of securities representing 49% or more of the combined voting power of the Company’s voting capital stock;

(2) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, possesses more than fifty percent (50%) of the fair market value or total voting power of the stock of the Company; provided, however, that an increase in the percentage of stock of the Company owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock of the Company for purposes of this clause (2);

(3) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors (together with any new or replacement directors whose election by the Board of Directors, or whose nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office;

(4) substantially all of the Company’s assets shall be sold in any transaction or series of transactions outside of the ordinary course of business unless after such transaction or transactions all or substantially all of the Company’s assets are owned by one or more entities directly or indirectly controlled by, or under common control with, the Company; or

(5) the consolidation or merger of the Company with any other entity (other than a wholly-owned subsidiary of the Company) unless after such transaction (A) the Company’s books, records, and accounting records are maintained as if the Company had remained a separate entity, and (B) there is no commingling of any other entity’s assets or employees with those of the Company.

(ii) “Cause” shall mean:

(a) that the Participant has engaged in acts or omissions with respect to the Company or its Affiliates that constitute intentional misconduct or a knowing violation of law that materially and adversely affects the Company or its Affiliates or the business of the Company or its Affiliates.

(b) that the Participant has personally received a benefit in money, property or services from the Company or its Affiliates or from another person dealing with the Company or its Affiliates in violation of applicable law;

(c) that the Participant has either intentionally or through gross negligence breached his covenants to the Company or its Affiliates relating to confidential or proprietary information (including without limitation any covenants contained in any employment, non-competition, non-solicitation, severance or similar agreement);

(d) that subsequent to the date hereof the Participant has been convicted of a felony or some other crime involving moral turpitude; or

(e) that the Participant has been grossly negligent in the performance of his duties to the Company or its Affiliates.

(iii) “Good Reason” shall mean the occurrence of any one or more of the following events subsequent to the occurrence of a Change in Control:

(a) any reduction by the Company of the Participant’s salary, bonus (which for this purpose shall be the Participant’s potential annual bonus for any fiscal year, based upon reasonable goals) and other compensation or benefits;

(b) loss of the Participant’s title or position with the Company by action of the Company or the Board;

(c) significant diminution of the Participant’s duties and responsibilities with the Company by action of the Company or the Board;

(d) relocation of the principal place of the Company’s business at which the Participant is required to perform his duties hereunder (other than a sporadic or intermittent basis) to a location which is more than 35 miles from the Company’s current address at One Hughes Way, Orlando, FL 32805; or

(e) any requirement that the Participant relocate to adequately perform his or her duties and responsibilities for the Company to a location other than the geographic location where such Participant has historically performed such duties and responsibilities, or any requirement that the Participant perform more of his or her duties from a geographic location which is different from the location where he or she performed most of his duties prior to the Change in Control.

(iv) “Change in Control Benefit” means (a) if at the time of the Accelerating Termination the Participant was age 65 or older, then the Change in Control Benefit shall be equal to the Normal Retirement Benefit that the Participant would have been entitled to receive had he or she retired as of the date of the Accelerating Termination; (b) if at the time of the Accelerating Termination the Participant was age 55 or older (but younger than 65), then the Change in Control Benefit shall be equal to the Normal Retirement Benefit that the Participant would have been entitled to receive had he or she retired as of the date of the Accelerating Termination and such retirement was approved by the Compensation Committee, and (c) if at the time of the Accelerating Termination the Participant was younger than age 55, then the Change in Control Benefit shall be equal to the Normal Retirement Benefit that the Participant would have been entitled to receive had he or she reached age 55 and retired as of the date of the Accelerating Termination and such retirement was approved by the Compensation Committee.

2.5 Forfeiture. In the event that the employment of a Participant is terminated for any reason other than the Participant’s Disability, death, retirement after attaining his Normal Retirement Age, or an Accelerating Termination, then no benefits shall be paid to the Participant or his or her Beneficiary under this Plan.

ARTICLE 3

ADMINISTRATION

3.1 Committee. The Compensation Committee shall appoint an Administrative Committee consisting of at least three persons to administer this Plan. Any Administrative Committee member may, but need not, be an officer or employee of the Company or any Affiliate and each shall serve until his successor shall be appointed in like manner. Any member of the Administrative Committee may resign by delivering his or her written resignation to the Compensation Committee. The Compensation Committee may remove any member of the Administrative Committee at any time for any reason.

3.2 Powers and Duties. Except as otherwise determined from time to time by the Compensation Committee, the Administrative Committee generally shall be responsible for the discretionary management, operation, interpretation and administration of the Plan and shall:

(a) Establish procedures for the allocation of responsibilities with respect to the Plan which are not allocated herein;

(b) Determine the names of those employees of the Company or its Affiliates who are eligible to become Participants, subject to the approval of the Compensation Committee, and such other matters as may be necessary to enable payment under the Plan;

(c) Construe and interpret all terms, provisions, conditions and limitations of the Plan and the Trust;

(d) Correct any defect, supply any omission or reconcile any inconsistency that may appear in the Plan or the Trust;

(e) Determine the amount, manner and time of payment of benefits under the Plan and the procedures to be followed by Participants and Beneficiaries to obtain benefits;

(f) Keep adequate records of all meetings and actions taken by the Administrative Committee and report to the Compensation Committee at least annually or more frequently as requested by the Compensation Committee; and

(g) Perform such other functions and take such other actions as may be required by the Plan or as may be necessary or advisable to accomplish the purposes of the Plan.

The Company shall furnish the Administrative Committee with all data and information available which the Administrative Committee may reasonably require in order to perform its functions hereunder. The Administrative Committee may rely without question upon any such data or information furnished by the Company. Any interpretation or other decision made by the Administrative Committee (including without limitation any final determination made by the Administrative Committee pursuant to Section 3.5 hereof) shall be final, binding and conclusive upon all persons in the absence of clear and convincing evidence that the Administrative Committee acted arbitrarily and capriciously.

3.3 Agents. The Administrative Committee may appoint a Secretary who may, but need not, be a member of the Administrative Committee, and may employ such agents for clerical and other services, and such counsel, accountants and other professional advisors as may be required for the purpose of administering the Plan. The Administrative Committee may rely on all tables, valuations, reports, certificates and opinions furnished by its agents.

3.4 Procedures. A majority of the Administrative Committee members shall constitute a quorum for the transaction of business. No action shall be taken except upon a majority vote of the Administrative Committee. An individual shall not vote upon or decide any matter relating solely to himself or vote in any case in which his individual right or claim to any benefit under the Plan is particularly involved. In any case in which a Administrative Committee member is so disqualified to act, and the remaining members cannot agree on an issue, the

Compensation Administrative Committee shall appoint a temporary substitute member to exercise all of the powers of the disqualified member concerning the matter in which he is disqualified.

3.5 Claims Procedure. In the event that any Participant or Beneficiary claims to be entitled to benefits under the Plan and the Administrative Committee determines that such claim should be denied in whole or in part, the Administrative Committee shall, in writing, notify such claimant within 90 days of receipt of such claim that his claim has been denied, setting forth the specific reasons for such denial. Such notification shall be written in a manner reasonably expected to be understood by such Participant or Beneficiary and shall set forth the pertinent sections of the Plan relied on, and where appropriate, an explanation of how the claimant can obtain review of such denial. Within 60 days after the mailing or delivery by the Administrative Committee of such notice, such claimant may request, by mailing or delivery of written notice to the Administrative Committee, a review and/or hearing by the Administrative Committee of the decision denying the claim. If the claimant fails to request such a review and/or hearing within such 60 day period, it shall be conclusively determined for all purposes of this Plan that the denial of such claim by the Administrative Committee is correct. If such claimant requests a hearing within such 60 day period, the Administrative Committee shall designate a time (which time shall not be less than 7 nor more than 60 days from the date of such claimant’s notice to the Administrative Committee) and a place for such hearing, and shall promptly notify such claimant of such time and place. A claimant or his authorized representative shall be entitled to inspect all pertinent Plan documents and to submit issues and comments in writing. If only a review is requested, the claimant shall have 60 days after filing a request for review to submit additional written material in support of the claim. After such review and/or hearing, the Administrative Committee shall promptly determine whether such denial of the claim was correct and shall notify such claimant in writing of its determination with 60 days after such review and/or hearing or after receipt of any additional information submitted.

3.6 Indemnification. The Company shall indemnify each Administrative Committee member, and each employee who assist the Administrative Committee in connection with his or her employment duties against any liability or loss sustained by reason of any act or failure to act made in good faith, including, but not limited to, those in reliance on certificates, reports, tables, opinions or other communications from any company or agents chosen by the Administrative Committee in good faith. Such indemnification shall include attorneys’ fees and other costs and expenses reasonably incurred in defense of any action brought by reason of any such act or failure to act.

ARTICLE 4

TRUST

4.1 Establishment of the Trust In order to provide assets from which to fulfill the Company’s obligations to the Participants and their Beneficiaries under the Plan, the Company may establish a Trust by a trust agreement with a third party who shall serve as the trustee of the Trust. The Company may, in its discretion, contribute cash or other property, including securities issued by the Company, to the Trust in order to provide for the benefits payments under the Plan.

4.2 Interrelationship of the Plan and the Trust The provisions of the Plan shall govern the rights of the Participants and their Beneficiaries to receive distributions pursuant to the Plan. The provisions of the Trust, if any, shall govern the rights of the Company, the Participants and their Beneficiaries and the creditors of the Company to the assets transferred to the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan.

4.3 Distributions From the Trust The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, if any, and any such distribution shall reduce the Company’s obligations under this Plan.

ARTICLE 5

MISCELLANEOUS

5.1 Unfunded Plan. The obligations of the Company under this Plan shall be paid from the general assets of the Company or from the assets of the Trust. Participants shall have the status of general unsecured creditors of the Company, and the Plan constitutes a mere promise by the Company to make benefit payments in the future. It is intended that this Plan shall constitute an “unfunded” plan for a select group of management or highly compensated employees under the ERISA. Any assets acquired by the Company relating to this Plan shall be subject to the claims of the Company’s creditors, and shall not be subject to any claims by any Participant or Beneficiary. The assets of the Trust also shall be subject to the Company’s creditors in the event of the Company’s Insolvency, as defined in the Trust Agreement establishing the Trust. Nothing contained in this Plan shall be interpreted to grant to any Participant or Beneficiary, any right, title or interest in any assets of the Company or the Trust.

5.2 Timing of Company Contributions. For each Plan Year, the Company shall make contributions to the Trust in an amount that the Compensation Committee reasonably determines to be sufficient to fund the benefits that have accrued and have become vested under this Plan during that Plan Year. Notwithstanding the foregoing, in the event of a Change in Control, or if the Compensation Committee determines, in the Compensation Committee’s view, and notifies the Company that a Change in Control is imminent, the Company shall make a contribution to the Trust in an amount equal to the present value determined using a discount factor of five percent (5%) per annum, of all benefits that would be payable under the Plan by reason of the Change in Control.

5.3 Restrictive Covenants. As a condition to a Participant receiving benefits under this Plan, the Compensation Committee may require that the Participant enter into an agreement containing such restrictive covenants as the Compensation Committee may require, including without limitation, covenants relating to the Participant’s non-competition with the business of the Company or its Affiliates, non-solicitation of customers or employees of the Company or its Affiliates, and maintenance of confidential information relating to the Company and its Affiliates. In the event that the Compensation Committee so determines, payment of any benefits under this Plan to any Participant or Beneficiary shall be expressly conditioned upon the Participant’s entering into an agreement that contains such restrictive covenants, and the Participant’s compliance with those restrictive covenants, and any determination by the

Compensation Committee that any of those restrictive covenants have been breached by the Participant, shall be binding and conclusive on all parties.

5.4 Impact on Other Participant Benefits. This Plan shall not be construed to impact or cause the denial of any benefits to which any Participant may be entitled under any other welfare or benefit plan of the Company or any Affiliate. This Plan is intended to, and does in fact, supercede and replace in its entirety, any Supplemental Executive Retirement Plan Agreement between any Participant and the Company or any Affiliate.

5.5 Other Plans. Payments made to Participants under this Plan shall not be includable as salary or compensation for purposes of determining the amount of employee benefits under any other retirement, pension, profit-sharing or welfare benefit plans of the Company.

5.6 Governing Law. To the extent not pre-empted by the laws of the United States, the construction, validity and administration of the Plan shall be governed by the laws of the State of Florida without reference to the principles of conflicts of law therein.

5.7 No Assignment or Other Transfer. The right to receive payment of any benefits under the Plan shall not be subject in any manner to anticipation, sale, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or a Participant’s Beneficiary.

5.8 Taxes. The Company shall withhold from any payment due under the Plan any taxes it deems to be required to be withheld under applicable Federal, state or local tax laws or regulations.

5.9 Severability. If any provision of this Plan is found, held or deemed to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

5.10 Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns, and the Participant and the Participant’s Beneficiary.

5.11 Headings and Subheadings. The headings and subheadings of the Plan are for reference only. In the event of a conflict between a heading or subheading and the content of an article or paragraph, the content shall control.

5.12 Gender. The masculine, as used herein, shall be deemed to include the feminine and the singular to include plural, except where the context requires a different construction.

5.13 Amendment and Termination. This Plan may be amended or terminated in any respect at any time by the Compensation Committee; provided, however, that no amendment or termination of the Plan shall be effective to reduce any benefit that accrues before the adoption of such amendment or termination without the prior written consent of the Participants whose benefits would be reduced; and provided further, that after a Change in Control, the Plan may not be amended or terminated in any manner that would reduce the benefits payable to any Participant or Beneficiary hereunder.

5.14 No Employment Contract. This Plan does not constitute a contract of employment or impose on any Participant or the Company or any Affiliate any obligations to retain the Participant as an employee, to change the status of the Participant’s employment, or to change the policies of the Company or any Affiliate regarding termination of employment.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed the day and year first above written.

HUGHES SUPPLY, INC.

By:	/s/ Jay Clark
Name:	Jay Clark
Title:	Treasurer and Assistant Secretary

EXHIBIT A

Benefit Percentage

1.	If the Participant is at the time his or her employment with the Company and its Affiliates terminates, the Chief Executive Officer, the Chairman of the Board or the Chief Financial Officer of the Company, the Benefit Percentage with respect to that Participant shall be determined in accordance with the following chart:

Normal Retirement Age*	Benefit Percentage
65	60.0%
64	57.6%
63	55.2%
62	52.8%
61	50.4%
60	48.0%
59	45.6%
58	43.2%
57	40.8%
56	38.4%
55	36.0%

2.	If the Participant is not the Chief Executive Officer, the Chairman of the Board or Chief Financial Officer of the Company at the time his or her employment with the Company and its Affiliates terminates, the Benefit Percentage with respect to that Participant shall be determined in accordance with the following chart:

Normal Retirement Age*	Benefit Percentage
65	50.0%
64	48.0%
63	46.0%
62	44.0%
61	42.0%
60	40.0%
59	38.0%
58	36.0%
57	34.0%
56	32.0%
55	30.0%

*	This column represents the age on the Participant’s Normal Retirement Date or the date on which a Disabled Participant attains his or her Disability Retirement Age. It should be noted that retirement prior to age 65 requires approval of the Compensation Committee.